UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2023

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
Maryland	000-54023	20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5707 Southwest Parkway, Building 1, Suite 275 Austin, Texas	78735
(Address of principal executive offices)	(Zip Code)

(737) 281-0101

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	DLR	New York Stock Exchange
Series J Cumulative Redeemable Preferred Stock	DLR Pr J	New York Stock Exchange
Series K Cumulative Redeemable Preferred Stock	DLR Pr K	New York Stock Exchange
Series L Cumulative Redeemable Preferred Stock	DLR Pr L	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Digital Realty Trust, Inc.:	Emerging growth company	☐
Digital Realty Trust, L.P.:	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Digital Realty Trust, Inc.:	☐
Digital Realty Trust, L.P.:	☐

Introductory Note

Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “our company,” “the company” or “Digital Realty” refer to Digital Realty Trust, Inc., together with its consolidated subsidiaries, including Digital Realty Trust, L.P., our “operating partnership.”

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2023, the company announced the termination of Corey Dyer as Chief Revenue Officer of the company without cause, effective June 30, 2023.

In connection with the termination of Mr. Dyer’s employment, the company anticipates that Mr. Dyer will be eligible to receive a cash separation payment of approximately $1.3 million, as well as various other separation payments and benefits, in accordance with the non-cause termination provisions of Mr. Dyer’s severance agreement, the form of which was filed as Exhibit 10.55 to the combined Annual Report on Form 10-K of the company and the operating partnership for the year ended December 31, 2022. In addition, Mr. Dyer will remain subject to certain post-termination restrictive covenants.

Item 8.01.     Other Events

Asset Disposition

On May 15, 2023, the company closed on the sale of its 100% interest in a non-core data center property located in Dallas, Texas to a third party. The company received approximately $150 million of net proceeds from the sale. Proceeds from the sale are expected to be used to repay outstanding borrowings under our global revolving credit facilities and for general corporate purposes.

ATM Activity

As of the date of this Current Report on Form 8-K, the company has sold a total of 7,820,778 shares of its common stock at a weighted average price of $95.96 per share through its ATM program during the second quarter of 2023, for gross proceeds of approximately $750 million, and net proceeds of approximately $743 million, after deducting the sales agent’s fee. In addition, during such period the company entered into forward equity sale agreements with a financial institution acting as a forward purchaser under its ATM program with respect to 3,454,148 shares of its common stock at an initial forward sale price of approximately $97.68 per share. The company did not initially receive any proceeds from the sale of shares of common stock by the forward purchaser (or its affiliate).

The company intends to use the net proceeds from such sales of common stock and the physical settlement of such forward equity sale agreements to repay outstanding borrowings under its global revolving credit facilities and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: June 5, 2023

Digital Realty Trust, Inc.

By:	/s/ JEANNIE LEE
Jeannie Lee
Executive Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ JEANNIE LEE
Jeannie Lee
Executive Vice President, General Counsel and Secretary